Exhibit 99.03

LETTER TO BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES

AND OTHER NOMINEES

To Tender Shares of Common Stock

of

VULCAN MATERIALS COMPANY

for

0.50 Shares of Common Stock of Martin Marietta Materials, Inc.

(together with the associated preferred stock purchase rights)

by

MARTIN MARIETTA MATERIALS, INC.

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MAY 18, 2012, UNLESS EXTENDED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER TO EXCHANGE BUT NOT DURING ANY SUBSEQUENT OFFER PERIOD.

December 12, 2011

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged and appointed by Martin Marietta Materials, Inc. (“Martin Marietta”), a North Carolina corporation, to act as Dealer Managers in connection with the offer by Martin Marietta to exchange each issued and outstanding share of common stock, par value $1.00 per share (the “Vulcan common stock”), of Vulcan Materials Company (“Vulcan”), a New Jersey corporation, for 0.50 shares of common stock, par value $0.01 per share, of Martin Marietta, together with the associated preferred stock purchase rights (the “Martin Marietta common stock”), and cash in lieu of any fractional shares of Martin Marietta common stock, upon the terms and subject to the conditions set forth in the Prospectus/Offer to Exchange, dated December 12, 2011, and in the related Letter of Transmittal (which together, as amended, supplemented or modified from time to time, constitute the “Offer”). Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold shares of Vulcan common stock registered in your name or in the name of your nominee.

As discussed in the Prospectus/Offer to Exchange, the Offer is not being made in any jurisdiction where the Offer would not be in compliance with the applicable laws of such jurisdiction.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MAY 18, 2012, UNLESS EXTENDED.

Enclosed herewith for your information and forwarding to your clients for whom you hold shares of Vulcan common stock registered in your name or the name of your nominee are copies of the following documents:

1.	The Prospectus/Offer to Exchange, dated December 12, 2011.

2.	The Letter of Transmittal for your use in accepting the Offer and tendering shares of Vulcan common stock and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender shares of Vulcan common stock.

3.	The Notice of Guaranteed Delivery to be used to accept the Offer if certificates evidencing shares of Vulcan common stock are not immediately available or if you cannot deliver the certificates and all other required documents to the Exchange Agent on or prior to the Expiration Date (as defined below) or complete the procedure for book-entry transfer on a timely basis.

4.	A form of the letter which may be sent to your clients for whose accounts you hold shares of Vulcan common stock registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

5.	Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

6.	A return envelope addressed to American Stock Transfer & Trust Company, LLC (the “Exchange Agent”).

Please note the following:

1.	The consideration for each share of Vulcan common stock is 0.50 shares of Martin Marietta common stock, plus cash in lieu of any fractional shares of Martin Marietta common stock, as described in the Prospectus/Offer to Exchange.

2.	The Offer is being made for all outstanding shares of Vulcan common stock.

3.	The Offer and the withdrawal rights expire at 5:00 p.m., New York City Time, on May 18, 2012, unless extended as described in the Prospectus/Offer to Exchange (as extended, the “Expiration Date”).

4.	The Offer is conditioned upon, among other things, the following:

•

Vulcan shall have entered into a definitive merger agreement with Martin Marietta with respect to the proposed transaction reasonably satisfactory to Martin Marietta and Vulcan. Such merger agreement shall provide, among other things, that:

•

the board of directors of Vulcan has approved the proposed transaction and irrevocably exempted the transaction from the restrictions imposed by the New Jersey Shareholder Protection Act, if applicable; and

•	the board of directors of Vulcan has removed any other impediment to the consummation of the transaction.

Martin Marietta considers the proposed form merger agreement delivered to Vulcan on the date of the Prospectus/Offer to Exchange to be reasonably satisfactory, and is prepared to enter into an agreement with Vulcan in substantially the form thereof.

For a summary of the proposed form merger agreement delivered to Vulcan on the date of the Prospectus/Offer to Exchange, please see the section of the Prospectus/Offer to Exchange entitled “The Exchange Offer—Summary of the Form Merger Agreement.”

•	Any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or been terminated prior to the expiration of the offer.

•

Vulcan shareholders shall have validly tendered and not withdrawn prior to the expiration of the offer at least that number of shares of Vulcan common stock that, when added to the shares of Vulcan common stock then owned by Martin Marietta or any of its subsidiaries, shall constitute 80% of the voting power of Vulcan’s outstanding capital stock entitled to vote on transactions covered under Article VIII, Section A of Vulcan’s restated certificate of incorporation.

If there is a favorable outcome in the New Jersey litigation with respect to this provision of Vulcan’s Restated Articles of Incorporation as described in the section of the Prospectus/Offer to Exchange entitled “The Exchange Offer—Litigation,” then we will amend the condition so as to require the minimum tender of a majority of the voting power of the outstanding Vulcan common stock (which would be sufficient voting power to approve the second-step merger without the affirmative vote of any other shareholder of Vulcan).

•

The registration statement of which the Prospectus/Offer to Exchange is a part shall have become effective under the Securities Act of 1933, no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Securities and Exchange Commission, and Martin Marietta shall have received all necessary state securities law or “blue sky” authorizations.

•

The shareholders of Martin Marietta shall have approved (1) an amendment to Martin Marietta’s Restated Articles of Incorporation to increase the number of authorized shares of Martin Marietta common stock and implement any change to the name of the combined company, and (2) the issuance of shares of Martin Marietta common stock pursuant to the offer and the second-step merger as required under the rules of the New York Stock Exchange (“NYSE”).

•	The shares of Martin Marietta common stock to be issued pursuant to the offer and the second-step merger shall have been approved for listing on the NYSE.

•

Martin Marietta shall have completed to its reasonable satisfaction customary confirmatory due diligence of Vulcan’s non-public information on Vulcan’s business, assets and liabilities and shall have concluded, in its reasonable judgment, that there are no material adverse facts or developments concerning or affecting Vulcan’s business, assets and liabilities that have not been publicly disclosed prior to the commencement of the offer.

Furthermore, the Offer is subject to additional conditions referred to in the section of the Prospectus/Offer to Exchange titled “The Exchange Offer—Conditions of the Exchange Offer,” which you should review in detail.

5.	Exchange of shares of Vulcan common stock pursuant to the Offer will be made only after timely receipt by the Exchange Agent of (a) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), together with any required signature guarantees, or an Agent’s Message (as defined in the Prospectus/Offer to Exchange) in connection with book-entry transfer of the shares, (b) certificates for such shares of Vulcan common stock or a confirmation of a book-entry transfer of such shares into the Exchange Agent’s account at the Depository Trust Company and (c) any other required documents. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE CONSIDERATION TO BE RECEIVED BY TENDERING SHAREHOLDERS, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

6.	Any stock transfer taxes applicable to the transfer of shares of Vulcan common stock to Martin Marietta pursuant to the Offer will be paid by Martin Marietta, except as otherwise provided in the Prospectus/Offer to Exchange and the related Letter of Transmittal.

Martin Marietta will not pay any commissions or fees to any broker, dealer or other person, other than the undersigned Dealer Managers, Morrow & Co., LLC (the “Information Agent”) and other persons described in the section of the Prospectus/Offer to Exchange entitled “The Exchange Offer—Fees and Expenses,” for soliciting tenders of shares of Vulcan common stock pursuant to the Offer. Upon request, Martin Marietta will reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

Shareholders who wish to tender their shares of Vulcan common stock but whose certificates representing shares of Vulcan common stock are not immediately available or who cannot deliver their certificates and all other required documents to the Exchange Agent prior to the Expiration Date or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender their shares of Vulcan common stock by properly completing and duly executing the Notice of Guaranteed Delivery pursuant to the guaranteed delivery procedures set forth in the section of the Prospectus/Offer to Exchange entitled “The Exchange Offer—Procedure for Tendering.”

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed material may be obtained from, the Information Agent at the address and telephone number set forth on the back cover of the Prospectus/Offer to Exchange.

Very truly yours,

Deutsche Bank Securities Inc. Toll Free: (877) 492-8974	J.P. Morgan Securities LLC Toll Free: (877) 371-5947

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF MARTIN MARIETTA, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE EXCHANGE AGENT, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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